EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated this November 30, 2018, by and between Renewable Energy Group, Inc., a Delaware corporation (the “Company”), and Cynthia Warner (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Company and Executive as follows:

1.Term and Duties.

1.1Term. The Company hereby employs Executive for a term (as the same may be extended, the “Term”) commencing as of January 14, 2019 and continuing until January 14, 2022, unless terminated earlier in accordance with the provisions of Section 7. On January 14, 2022, the Term shall automatically be extended for successive one-year periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party of non-renewal in writing, in accordance with Section 12, at least 90 days prior to the expiration of the initial period or any subsequent renewal period.

1.2Duties. During the Term, Executive shall be employed by the Company as the President and Chief Executive Officer of the Company, and, as such, Executive shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board of Directors (the “Board”) of the Company. Executive shall report to the Board. Executive shall devote substantially all of her business time and effort to the performance of her duties hereunder, except that Executive may devote reasonable time and attention to civic, charitable, business or social activities, so long as such activities do not interfere with Executive’s employment duties. Executive shall comply with the policies, standards, and regulations established from time to time by the Company. In addition, during the Term, Executive shall serve as a member of the Board and the Company shall nominate Executive for re-election to the Board at such times as shall be necessary for Executive to remain as a member of the Board throughout the Term. During the Term, Executive shall not receive any compensation in any form in her capacity as a member of the Board.

2.Location. During the Term, Executive shall perform her duties under this Agreement at the Company’s headquarters, subject to travel required by Executive’s position and consistent with the reasonable business needs of the Company.

3.Office Space and Administrative Support. During the Term, the Company shall furnish Executive with office space, equipment, supplies and such other facilities and personnel at the Company’s headquarters commensurate with Executive’s position.

4.	Compensation.

4.1Annual Salary. During the Term, the Company shall pay Executive a base salary at the rate of $800,000 per annum, in accordance with the customary payroll practices of the Company applicable to senior executives, but not less frequently than monthly. The Compensation Committee (the “Compensation Committee”) of the Board shall review Executive’s base salary during the Term and may increase such amount as it may deem advisable (such salary, as the same may be increased, the “Annual Salary”). The Annual Salary shall be prorated for any partial calendar year during the Term.

4.2Bonus and Incentive Compensation. Executive shall be entitled to participate in the Company’s incentive compensation programs as follows:

(a)Annual Bonus Compensation. During the Term, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) pursuant to the terms and conditions of the Company’s annual incentive plan for executive officers (or any successor thereto). Based upon attainment of performance goals predetermined by the Compensation Committee, Executive shall be entitled to an Annual Bonus payment at a target level of 100% of Executive’s Annual Salary. The Compensation Committee shall review the target annual bonus percentage during the Term and may increase such percentage as it may deem advisable (such target annual bonus, as the same may be increased, the “Target Annual Bonus”).

(b)Equity Incentive Compensation - In General. During the Term, Executive shall be eligible to participate in the Company’s equity incentive plans pursuant to the Company’s Amended and Restated 2009 Stock Incentive Plan (the “Plan”) (or any successor thereto) or such other plans or programs as the Compensation Committee shall determine. In the event that the vesting terms of the applicable award agreements governing Executive’s equity-based incentive awards differ from or are in conflict with the vesting terms set forth in Section 7 of this Agreement, the terms of this Agreement shall govern and control.

(c)Equity Incentive Compensation - Specific Grants. Each award set forth below shall be granted under the Plan and shall be evidenced by, and subject to the terms of, a restricted stock unit award agreement or a performance-based restricted stock unit award agreement, as applicable, in the form generally used by the Company under the Plan.

(i)
As soon as practicable following January 14, 2019, the Company shall grant Executive a one-time award in the form of restricted stock units (“Sign-On RSUs”) covering shares of the Company’s common stock, par value $.0001 per share (“Common Stock”), having a total Fair Market Value (as defined in the Plan) on the date of grant of $1,000,000. The Sign-On RSUs shall fully vest on the third anniversary of the date of grant, subject to Executive’s continued employment with the Company or one of its affiliates through such date, except as set forth in the applicable award agreement for the Sign-On RSUs, which shall incorporate the provisions of Section 7.1(d), Section 7.3(a)(i)(G) and Section 7.4(b)(i)(F), below).

(ii)
For each fiscal year during the Term, the Company shall grant Executive annual long-term incentive compensation awards having a target value of 237.5% of Executive’s Annual Salary, based on the Fair Market Value (as defined in the Plan) of the target number of shares of Common Stock underlying such awards as of the date of grant. For fiscal year 2019, 25% of such annual awards shall be in the form of restricted stock units (the “Annual RSUs”), and 75% of such annual awards shall be in the form of performance-based restricted stock units (the “Annual PBRSUs”). For fiscal year 2020 and thereafter, the mix of Annual RSUs and Annual PBRSUs shall be determined by the Committee in its discretion. The Annual RSUs shall fully vest on the third anniversary of the date of grant subject to Executive’s continued employment with the Company or one of its affiliates through such date (except as set forth in the applicable award agreement), and the Annual PBRSUs shall vest based on attainment of performance conditions selected by the Compensation Committee which such conditions shall be consistent with the performance conditions established for the other senior executive officers of the Company.

4.3Benefits - In General. During the Term, Executive shall be permitted to participate in any group health, dental, vision, disability and life insurance benefit plans and programs, retirement plans, fringe benefit programs, paid time-off policies and similar benefits that may be available to other senior executives of the Company generally, on the same terms as such other executives, in each case to the extent that Executive is eligible under the terms of such plans or programs. The Company reserves the right to modify, suspend or discontinue any of its health or welfare benefit, retirement, fringe benefit, paid time-off (“PTO”) and other plans, practices, policies or programs at any time without recourse by Executive; provided, Executive’s PTO benefit shall include 30 days’ vacation per calendar year.

4.4Relocation Benefits. Executive shall relocate her principal residence to metropolitan Des Moines (which for this purpose shall include but not be limited to the Ames, Iowa area) no later than June 17, 2019. The Company shall provide Executive with the following relocation benefits through payment or reimbursement of reasonable costs relating to (i) packing and moving Executive’s personal effects and vehicles from her current residence to a residence in metropolitan Des Moines, (ii) closing costs on the sale of Executive’s current residence and the purchase of a residence in metropolitan Des Moines (in each case, including brokers’ commissions, title charges, attorneys fees, and transfer taxes) and (iii) a miscellaneous nonitemized cash allowance in the amount of $20,000. In addition, prior to Executive’s relocation of her principal residence, the Company shall pay Executive an allowance to cover her actual temporary housing costs in metropolitan Des Moines in an amount up to $5,000 per month. All payments or reimbursements under this Section 4.4 that are taxable to Executive shall be fully grossed up for all taxes incurred by Executive on such payments.
4.5Legal Fees. The Company shall pay Executive’s reasonable legal fees and expenses incurred by Executive in connection with the review, negotiation and preparation of this Agreement and any documents ancillary thereto in an amount not to exceed $10,000.

4.6Expenses. The Company shall pay or reimburse Executive for all ordinary and reasonable out-of-pocket expenses incurred by Executive during the Term in the performance of Executive’s services under this Agreement; provided that such expenses are incurred and accounted for by Executive in accordance with the policies and procedures established from time to time by the Company.

5.Clawback. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges that the Company may be entitled or required by law, the Company’s policy (the “Clawback Policy”) or the requirements of an exchange on which the Company’s shares are listed for trading, to recoup cash, equity or other compensation paid or provided to Executive pursuant to this Agreement or otherwise, and Executive agrees to comply with any Company request or demand for recoupment pursuant to such law or policy. Executive acknowledges that the Clawback Policy may be modified from time to time in the sole discretion of the Company and without the consent of Executive, and that such modification shall be deemed to amend this Agreement.

6.Indemnification. The Company shall, at all times during which Executive may be subject to liability for her acts and omissions to act occurring while serving as an officer or a member of the Board, indemnify Executive and hold her harmless (including advances of attorneys fees and expenses) to the maximum extent permitted under the Company’s certificate of incorporation, by-laws and applicable law (including the Delaware General Corporation Law). Executive shall be covered as an insured under any contract of directors and officers liability insurance that insures members of the Board. This Section 6 shall survive a termination of Executive’s employment and service as a member of the Board and any termination of this Agreement.

7.Termination of Employment.

7.1Termination upon Death or Disability. If Executive dies during the Term, the obligations of the Company to or with respect to Executive shall terminate in their entirety except as otherwise provided under this Section 7.1. If Executive becomes eligible for disability benefit payments under the Company’s long-term disability plans and arrangements (or, if none, if Executive by virtue of ill health or other disability is unable to perform substantially and continuously the duties assigned to her for at least 120 consecutive or non-consecutive days out of any consecutive 12-month period), the Company shall have the right, to the extent permitted by law, to terminate the employment of Executive upon notice in writing to Executive; provided that the Company shall have no right to terminate Executive’s employment if, in the reasonable opinion of a qualified physician acceptable to the Company, it is substantially certain that Executive shall be able to resume Executive’s duties on a regular full-time basis within 30 days of the date Executive receives notice of such termination. Upon death or other termination of employment by virtue of disability in accordance with this Section 7.1, Executive (or Executive’s estate or beneficiaries in the case of the death of Executive) shall have no right to receive any compensation or benefits hereunder on and after the effective date of the termination of employment other than
(a) Executive’s Annual Salary, PTO and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination);
(b) any unpaid Annual bonus earned for a year preceding the year in which such termination occurs, payable when annual bonuses are paid to other executives for such preceding year (“Prior Year Bonus”);
(c) a lump sum cash payment equal to the Annual Bonus for the calendar year in which Executive’s employment hereunder terminates, prorated based on the number of days during the period beginning on January 1 and ending on the date on which Executive’s employment is terminated pursuant to this Section 7.1, and calculated based on actual performance through the end of the applicable performance year (but in no event shall the amount of the bonus payable to Executive be greater than the prorated portion of Executive’s Target Annual Bonus for such year in the event of Executive’s termination within the first 180 days of such year), payable at the same time as annual bonuses of other senior executives of the Company, but in no event later than March 15 of the year following the year with respect to which such Annual Bonus is payable; and (d) any unvested Sign-On RSUs shall become fully vested and settled promptly after such termination.

7.2	Termination by the Company for Cause; Termination by Executive without
Good Reason.

(a)	For purposes of this Agreement, “Cause” shall mean Executive’s:

(i)	willful failure to perform her material employment duties hereunder;

(ii)	having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony;

(iii)	commission of any crime (other than traffic or other petty offenses) relating to Executive’s employment with the Company or any of its subsidiaries or affiliates;

(iv)	material violation of any federal, state or local law or administrative regulation related to the business of the Company or any of its subsidiaries or affiliates;

(v)	willful conduct that could result in unfavorable publicity about the Company or any of its subsidiaries or affiliates;

(vi)	willful failure to comply in any material respect with the material policies of the Company or any of its subsidiaries or affiliates; or

(vii)	material breach of the terms of this Agreement or the Non- Competition and Confidentiality Agreement;

provided, that the Company shall not be permitted to terminate Executive for Cause except on written notice given to Executive at any time following the occurrence of any of the events described above. No act or omission to act shall be “willful” if conducted in good faith or with a reasonable belief that such conduct was in the best interests of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause under clause (i), (v), (vi), (vii) or (viii) above unless the Company provided written notice to Executive setting forth in reasonable detail the reasons for the Company’s intention to terminate for Cause and Executive failed within 30 days to cure the event or deficiency set forth in the written notice.

(a)For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by Executive:

(i)
a material reduction of Executive’s Annual Salary or Target Annual Bonus opportunity (except for an across-the-board annual base salary reduction of like proportion affecting all senior executives of the Company);

(ii)	a material breach of the terms of this Agreement by the Company;

(iii)	a material diminution of Executive’s title, duties or responsibilities (including reporting responsibilities);

(iv)	a relocation of Executive’s offices to more than 50 miles from the Company’s principal place of business in Ames, Iowa; or

(v)
any failure of the Company to assign this Agreement to any successor to the assets and business of the Company, or a failure of any such successor to assume the Company’s obligations under this Agreement.

Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no earlier than 30 days from the date of such notice) is given by Executive to the Company no later than 30 days after the time at which Executive first becomes or should have become aware of the event or condition purportedly giving rise to Good Reason; and, in such event, the Company shall have 30 days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder, but, if the Company does not cure such event within the 30-day period, Executive must terminate her employment not later than 45 days after the end of such 30-day period in order for Good Reason to exist.

(b)If the Company terminates Executive’s employment hereunder for Cause or if Executive terminates her employment at any time other than for either Good Reason or Retirement, then (i)

Executive shall receive Executive’s Annual Salary, PTO and other benefits (but, in all events, and without increasing Executive’s rights under any other provision hereof, excluding any Annual Bonus not yet paid) earned and accrued under this Agreement prior to Executive’s termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment), and (ii) Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

7.3	Termination by the Company without Cause; Termination by Executive for Good Reason.

(a)	If the Company terminates Executive’s employment without Cause or if
Executive terminates Executive’s employment with the Company for Good Reason, then:

(i)
Executive shall (subject, in the case of the following clauses (C), (D), (F), (G) and (H), to Executive’s delivery of a general release substantially in a form attached hereto as Exhibit A reasonably acceptable to the Company which shall have become irrevocable and Executive’s compliance with the covenants set forth in the Non- Competition and Confidentiality Agreement) be entitled to:

(A)	any accrued but unpaid Annual Salary and PTO due to Executive as of the termination of employment;

(B)	reimbursement under this Agreement for expenses incurred but unpaid prior to the termination of employment;

(C)
a cash payment equal to 150% of the sum of Executive’s Annual Salary plus her Target Annual Bonus, payable in equal installments over an 18-month period in accordance with the Company’s usual and customary payroll practices;

(D)
a lump sum cash payment equal to the Target Annual Bonus for the calendar year in which Executive’s employment hereunder terminates, prorated based on the number of days during the period beginning on January 1 and ending on the date on which Executive’s employment is terminated pursuant to this Section 7.3;

(E)	any unpaid Prior Year Bonus;

(F)
for a period of 18 months after termination, such health benefits under the Company’s health plans and programs applicable to senior executives of the Company generally (if and as in effect from time to time) as Executive would have received under this Agreement (and at such costs to Executive as would have applied in the absence of such termination); provided, however, that the Company shall in no event be required to provide any benefits otherwise required by this clause (F) after such time as Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements);

(G)	any unvested Sign-On RSUs shall become fully vested and settled promptly after such termination; and

(H)
any unvested Annual RSUs, Annual PBRSUs and other equity grants shall become immediately vested on the date of termination (and settled within 30 days thereafter) pro rata based on the ratio of (x) the number of days elapsed from the first day of the vesting period set forth in the grant agreement through the date on which Executive’s employment is terminated pursuant to this Section 7.3 to (y) the total number of days in the vesting period (and if such awards vest on an annual basis, then such proration shall be based on the ratio of (p) the total number of days from the vesting date immediately preceding the termination date (or, if none, from the first day of the vesting period set forth in the grant agreement) through the date on which Executive’s employment is terminated pursuant to this Section 7.3 to (q) the total number of days from such immediately preceding vesting date (or, if none, from the first day of the vesting period set forth in the grant agreement) to the next succeeding vesting date following the employment termination date; provided, any unvested Annual PBRSUs and other equity grants subject to performance-based vesting will remain subject to achievement of the applicable performance requirements and will be settled at the same time as Annual PBRSUs or and other equity grants subject to performance-based vesting are settled for other executive grantees after completion of the performance period.

(ii)	The timing of the payments provided under Section 7.3(a)(i) shall be as follows, except as provided in Section 7.6:

(A)
Amounts payable pursuant to clauses (A), (B) and (E) of Section 7.3(a)(i) shall be paid in the normal course or in accordance with applicable law and in no event later than 30 days following Executive’s separation from service;

(B)
Amounts payable pursuant to clauses (C) and (D) of Section 7.3(a)(i) shall commence or be paid, as applicable, on the 60th day following the separation from service, provided Executive has delivered the release referenced in Section 7.3(a)(i) to the Company and such release has become irrevocable; and

(C)
Amounts payable for the health benefits provided pursuant to clause (F) of Section 7.3(a)(i) shall commence at the date following Executive’s separation from service that is required under the relevant health plans and programs to provide such benefits.

(iii)	Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

7.4Termination by the Company without Cause or Termination by Executive for Good Reason Following a Change in Control.

(a)For purposes of this Agreement, “Change in Control” means:

(i)
any person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) but excluding (x) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a parent or subsidiary and (y) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company, par value

$0.0001 per share (the “Common Stock”)) becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of 50% or more of the Common Stock or of the securities of the Company that are entitled to vote generally in the election of directors of the Company (“Voting Securities”) representing 50% or more of the combined voting power of all Voting Securities of the Company;

(ii)	the Incumbent Directors cease for any reason to constitute at least 60% of the Board;

(iii)
the restructuring of the Company as a result of the consummation of a merger, reorganization, consolidation, or similar transaction which shall result in the Company’s stockholders immediately prior to such transaction not holding more than 50% of the voting power of each of (A) the Company (or its successor) and (B) any direct or indirect parent corporation of the Company (or its successor) (any of the foregoing, a “Reorganization Transaction”); or

(iv)
the consummation of a plan or agreement that has been approved by the shareholders of the Company for the sale or other disposition of all or substantially all of the consolidated assets of the Company or a plan of liquidation of the Company.

For purposes of the foregoing, “Incumbent Directors” means, as of any date, the individuals then serving as members of the Board who were also members of the Board as of the date two years prior to the date of determination; provided that any member appointed or elected as a member of the Board after such prior date, but whose election, or nomination for election, was approved by a vote or written consent of at least a majority of the directors then comprising the Incumbent Directors shall also be considered an Incumbent Director unless such person’s election, or nominated for election, to the Board was as a result of, or in connection with, a proxy contest or a Reorganization Transaction.

(b)If the Company terminates Executive’s employment without Cause or if Executive terminates Executive’s employment with the Company for Good Reason, in each case, within two years following the consummation of a Change in Control, then:

(i)	Executive shall (subject, in the case of the following clauses (C), (D), (F), and (G), to Executive’s delivery of a general release reasonably acceptable to the Company which shall have become irrevocable and Executive’s compliance with the covenants set forth in the Non-Competition and Confidentiality Agreement) be entitled to:

(A)	any accrued but unpaid Annual Salary and PTO due to Executive as of the termination of employment;

(B)	reimbursement under this Agreement for expenses incurred but unpaid prior to the termination of employment;

(C)	a lump sum cash payment equal to 200% of the sum of Executive’s Annual Salary plus her Target Annual Bonus;

(D)
a lump sum cash payment equal to the Target Annual Bonus for the calendar year in which Executive’s employment hereunder terminates, prorated based on the number of days during the period beginning on January 1 and ending on the date on which Executive’s employment is terminated pursuant to this Section 7.4;

(E)	any unpaid Prior Year Bonus;

(F)
(1) full acceleration of the vesting and settlement of any unvested Sign-On RSUs, Annual RSUs or other time-based equity awards in the Company, (2) for performance-based equity awards for which a target is not specified in the applicable award agreement, vesting of a number of shares of Common Stock equal to the number of shares of Common Stock set forth in the applicable award agreement and (3) for performance-based awards for which a target is set forth in the applicable award agreement, vesting of a number of shares of Common Stock determined using “target” level of performance; and

(G)
for a period of 18 months after termination, such health benefits under the Company’s health plans and programs applicable to senior executives of the Company generally (if and as in effect from time to time) as Executive would have received under this Agreement (and at such costs to Executive as would have applied in the absence of such termination); provided, however, that the Company shall in no event be required to provide any benefits otherwise required by this clause (G) after such time as Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

(ii)	The timing of the payments provided under Section 7.4(b)(i) shall be as follows, except as provided in Section 7.6:

(A)
Amounts payable pursuant to clauses (A), (B) and (E) of Section 7.4(b)(i) shall be paid in the normal course or in accordance with applicable law and in no event later than 30 days following Executive’s separation from service;

(B)
Amounts payable pursuant to clauses (C) and (D) of Section 7.4(b)(i) shall be paid on the 60th day following the separation from service, provided Executive has delivered the release referenced in Section 7.4(b)(i) to the Company and such release has become irrevocable; and

(C)
Amounts payable for the health benefits provided pursuant to clause (G) of Section 7.4(b)(i) shall commence at the date following Executive’s separation from service that is required under the relevant health plans and programs to provide such benefits.

(iii)	Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

7.5Retirement. Executive may terminate her employment (other than for Good Reason) at any time on or after attainment of age 64 and five years of service with the Company, provided that Executive has given the Company not less than 90 days’ notice (“Retirement”). If the Company gives notice to Executive pursuant to Section 1.1 that the Term will not be renewed, any termination of Executive’s employment by the Company (except if for Cause) or by Executive occurring on or after expiration of the Term shall be treated as a Retirement.

(a)	Upon Retirement:

(i)
Executive shall (subject, in the case of the following clauses (D), and (E), to Executive’s delivery of a general release substantially in a form attached hereto as Exhibit A reasonably acceptable to the Company which shall have become irrevocable and Executive’s compliance with the covenants set forth in the Non-Competition and Confidentiality Agreement) be entitled to:

(A)	any accrued but unpaid Annual Salary and PTO due to Executive as of the termination of employment;

(B)	reimbursement under this Agreement for expenses incurred but unpaid prior to the termination of employment;

(C)	any unpaid Prior Year Bonus;

(D)
an Annual Bonus, for the year in which such termination occurs, prorated based on the number of days during the period beginning on January 1 and ending on the date on which Executive’s employment terminated pursuant to this Section 7.5, determined subject to attainment of applicable Company performance requirements (and any individual performance requirement shall be deemed fully satisfied); and

(E)
any unvested Annual RSUs, Annual PBRSUs and other equity grants shall become immediately vested on the date of termination (and settled within 30 days thereafter) pro rata based on the ratio of (x) the number of days elapsed from the first day of the vesting period set forth in the grant agreement through the date of employment termination to (y) the total number of days in the vesting period (and if such awards vest on an annual basis, then such proration shall be based on the ratio of (p) the total number of days from the vesting date immediately preceding the termination date (or, if none, from the first day of the vesting period set forth in the grant agreement) through the date of employment termination to
(q) the total number of days from such immediately preceding vesting date (or, if none, from the first day of the vesting period set forth in the grant agreement) to the next succeeding vesting date following the employment termination date; provided, any unvested Annual PBRSUs and other equity grants subject to performance-based vesting will remain subject to achievement of the applicable performance requirements and will be settled at the same time as Annual PBRSUs or other equity grants subject to performance-based vesting are settled for other executive grantees after completion of the performance period.

(ii)	The timing of the payments provided under Section 7.5(a)(i) shall be as follows, except as provided in Section 7.6:

(A)
Amounts payable pursuant to clauses (A), (B) and (C) of Section 7.5(a)(i) shall be paid in the normal course or in accordance with applicable law and in no event later than 30 days following Executive’s separation from service; and

(B)
Amounts payable pursuant to clause (D) of Section 7.5(a)(i) shall be paid at the same time as annual bonuses of other senior executives of the Company, but in no event later than March 15 of the year following the year with respect to which such Annual Bonus is payable, provided Executive has delivered the release referenced in Section 7.5(a)(i) to the Company and such release has become irrevocable.

7.6Delay in Payment to a Specified Employee. If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s separation from service, the provisions of this Section 7.6 shall apply but only if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and interpretive guidance promulgated thereunder (collectively, “Section 409A”). No distribution shall be made to Executive under Section 7.1, 7.3, 7.4 or 7.5 of this Agreement before the date that is six months after her separation from service or, if earlier, the date of Executive’s death. Any amounts otherwise payable to Executive upon or in the six month period following Executive’s separation from service that are not so paid by reason of this Section 7.6 shall be paid (without interest) as soon as practicable (and in all events within 10 days) after the date that is six months after Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within 10 days, after the date of Executive’s death).

8.Limitation on Payments.

1.1General. In the event that the payments and benefits (the “Payments”) paid or provided to Executive under this Agreement or otherwise (a) constitute “parachute payments” within the meaning of Section 280G of the Code (“Section 280G”), and (b) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the Payments shall be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of the Payments being subject to excise tax under Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of the Payments, notwithstanding that all or some portion of the Payments may be taxable under Section 4999. The provisions of this Section 8 shall apply if, at the time of any change in ownership or control of the Company (within the meaning of Section 280G), the Company is an entity whose stock is readily tradable on an established securities market (or otherwise), within the meaning of Section 280G.
1.2Accountants’ Determinations. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 shall be made in writing by the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and Section 4999. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8. If a reduction in the Payments constituting “parachute payments” as defined in Section 280G is necessary so that benefits are delivered to a lesser extent, reduction shall occur in the following order: (a) reduction of the cash severance payments; (b) cancellation of accelerated vesting of equity awards that do not qualify for special valuation under Q&A 24(c) of the regulations under Section 280G; (c) cancellation of other equity awards; and (d) reduction of continued employee benefits. In the event that the accelerated vesting of equity awards is to be cancelled, such vesting acceleration shall be cancelled in the reverse chronological order of Executive’s equity awards’ grant dates.

9.Restrictive Covenants. Simultaneously with the execution of this Agreement, Executive shall execute the Employee Non-Competition and Confidentiality Agreement attached hereto as Exhibit B (the “Non-Competition and Confidentiality Agreement”).

10.Arbitration. All disputes between the parties or any claims concerning the performance, breach, construction or interpretation of this Agreement, or in any manner arising out of this Agreement, shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules, as amended from time to time, of the American Arbitration Association (the “AAA”), which arbitration shall be carried out in the manner set forth below:

(i)
Within 15 days after written notice by one party to the other party of its demand for arbitration, which demand shall set forth the name and address of its designated arbitrator, the other party shall appoint its designated arbitrator and so notify the demanding party. Within 15 days thereafter, the two arbitrators so appointed shall appoint the third arbitrator. If the two appointed arbitrators cannot agree on the third arbitrator, then the AAA shall appoint an independent arbitrator as the third arbitrator. The dispute shall be heard by the arbitrators within 90 days after appointment of the third arbitrator. The decision of any two or all three of the arbitrators shall be binding upon the parties without any right of appeal. The decision of the arbitrators shall be final and binding upon the Company, its successors and assigns, and upon Executive, her heirs, personal representatives, and legal representatives.

(ii)
The arbitration proceedings shall take place in Des Moines, Iowa, and the judgment and determination of such proceedings shall be binding on all parties. Judgment upon any award rendered by the arbitrators may be entered into any court having competent jurisdiction without any right of appeal.

(iii)
The Company shall pay all expenses of the arbitration, and the expenses of the arbitrators and the arbitration proceeding. However, if in the opinion of a majority of the arbitrators, any claim or defense of Executive was unreasonable, the arbitrators may assess Executive, as part of any award to the Company, all or any part of expenses of the arbitrators and the arbitration proceeding otherwise payable by the Company.

11.Severability. As the provisions of this Agreement are independent of and severable from each other, the Company and Executive agree that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant, or promise hereof is found to be unreasonable or otherwise unenforceable, then such decision shall not affect the validity of the other provisions of this Agreement, and such invalid term, restriction, covenant, or promise shall also be deemed modified to the extent necessary to make it enforceable.

12.Notice. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received if delivered in person, the next business day if delivered by overnight commercial courier (e.g., Federal Express), or the third business day if mailed by United States certified mail, return receipt requested, postage prepaid, to the following addresses:

(a)	If to the Company, to:

Renewable Energy Group, Inc. 416 S. Bell Avenue
Ames, Iowa 50010
Attn:    Chairman of the Board

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP Four Embarcadero Center
22nd Floor
San Francisco, CA 94111 Attn:    Blair W. White, Esq.

(b)	If to Executive, to:

the address set forth in the Company’s records
Either party may change its address for notices in accordance with this Section 12 by providing written notice of such change to the other party.

13.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa (except under Section 6, in which case Delaware law shall apply) without regard to the choice of law rules thereof.

14.Benefits; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns. Executive shall not assign this Agreement. However, the Company is expressly authorized to assign this Agreement to any of its current or future subsidiaries or affiliates upon written notice to Executive, provided that (a) the assignee assumes all of the obligations of the Company under this Agreement, (b) Executive’s role when viewed from the perspective of the Company’s current or future subsidiaries or affiliates in the aggregate is comparable to such role immediately before the assignment, and (c) the Company, for so long as an affiliate of the assignee, remains secondarily liable for the financial obligations hereunder.

15.Entire Agreement. This Agreement (together with Exhibit A and Exhibit B) constitutes the entire agreement between the parties, and all prior understandings, agreements or undertakings between the parties concerning Executive’s employment or the other subject matters of this Agreement (including without limitation any term sheets) are superseded in their entirety by this Agreement. In the event of any inconsistency between this Agreement and any other plan, program or practice of the Company in which Executive is a participant or a party, this Agreement shall control unless Executive otherwise agrees in writing and such other plan, program or practice specifically refers to this Agreement as not so controlling.

16.Waivers; Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

17.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall be one and the same instrument.

18.Executive Acknowledgment. Executive confirms and represents to the Company that she has had the opportunity to obtain the advice of legal counsel, financial and tax advisers, and such other professionals as she deems necessary for entering into this Agreement, and she has not relied upon the advice of the Company or the Company’s officers, directors, or employees.

19.Interpretation. As both parties having had the opportunity to consult with legal counsel, no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or being deemed to have, drafted, devised, or imposed such provision.
20.Withholding. Any payments made to Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

21.Section 409A. This Agreement is intended to meet, or be exempt from, the requirements of Section 409A, with respect to amounts subject thereto, and shall be interpreted and construed consistent with that intent. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or right to in-kind benefits shall be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A or any exemption therefrom, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

22.Survivability. Those provisions and obligations of this Agreement which are intended to survive shall survive notwithstanding termination of Executive’s employment with the Company.

23.Set-off/No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of undisputed amounts owed by Executive to the Company or its affiliates. The Company agrees that, if Executive’s employment is terminated hereunder, Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

24.Cooperation. Executive shall make herself reasonably available, taking into account her other business and personal commitments, to cooperate with the Company, its subsidiaries and affiliates and any of their respective officers, directors, shareholders, employees or agents in connection with any investigation, inquiry, administrative proceeding or litigation relating to any matter in which Executive becomes involved or of which Executive has knowledge as a result of Executive’s service with the Company or any of its subsidiaries or affiliates.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.
RENEWABLE ENERGY GROUP, INC.

By: /s/ Jeffrey Stroburg
Name: Jeffrey Stroburg
Title: Chairman

Employee

By: /s/ Cynthia J. Warner
Name: Cynthia J. Warner

EXHIBIT A

General Release of Claims

AGREEMENT AND RELEASE

This AGREEMENT is made and entered into by and between Renewable Energy Group, Inc. and its affiliates (herein “Employer”) and Cynthia Warner (herein “Employee”) effective as of the last date set forth on the signature page below.

Pursuant to the Employment Agreement dated November 30, 2018 between Employer and Employee (the “Employment Agreement”), Employee is entitled to receive certain benefits if Employer terminates her employment without “Cause” or Employee terminates her employment for “Good Reason” (as such terms are defined in the Employment Agreement). Such benefits are provided under Section 7.3 of the Employment Agreement or, if the termination occurs within two years following the consummation of a “Change in Control” (as such term is defined in the Employment Agreement), under Section 7.4 of the Employment Agreement. In either case, Employee’s entitlement to certain of the benefits described in Sections 7.3 and 7.4 of the Employment Agreement is subject to Employee’s delivery of a general release in the form of this Agreement and such release having become irrevocable.

In consideration of the mutual promises contained in this Agreement and the Employment Agreement, Employer and Employee have reached the following agreement:

1. Separation. Employee acknowledges that her employment with Employer ends effective [DATE].

2.Payment of Separation Benefits. In consideration of Employee’s service to Employer and her further agreements as set out herein and in the Employment Agreement, and in exchange for, and contingent upon, Employee signing this Agreement and Release, Employer agrees to pay Employee the amounts described in [Section 7.3(a)(i)(C), (D) and (E)] of the Employment Agreement, at the time or times provided under [Section 7.3(a)(ii)] of the Employment Agreement.1 Such payment will be subject to applicable withholdings and deductions and will be paid in accordance with Employer’s customary payroll practices.

3.Full Compensation. Employee acknowledges that separation benefits are not normally paid by Employer, and that the payments set forth in paragraph 2 exceed the amounts that Employer is required to pay or provide under its otherwise applicable policies and procedures. The payments set forth above, together with such other amounts as may be payable pursuant to the Employment Agreement, shall constitute full compensation to Employee for any and all sums owing her by Employer, from any source whatsoever with the exception of amounts that may come due and payable to Employee by virtue of her participation in Employer’s retirement plan and other benefit plans according to the terms and eligibility as set forth in appropriate plan documents in existence on Employee’s last date of employment.

4.No Admission of Liability. This Agreement is not and shall not in any way be construed as an admission of any wrongful acts by either party against each other or any of Employer's officers, directors, employees, agents, affiliates, or representatives.
______________________
1 If termination occurs within two years following the consummation of a Change in Control, replace bracketed references with Section 7.4(b)(i)(C), (D), (E) and (F) and Section 7.4(b)(ii), respectively.

A-1

5.Release of Liability. In consideration of the payments set out herein, Employee, on her own behalf and on behalf of anyone else who may make a claim for such payments, hereby irrevocably and unconditionally voluntarily promises, releases, and forever discharges Employer, its officers, directors, employees, agents, representatives, or affiliates (herein the “Persons Released”) from any causes of action, complaints, claims, obligations, damages, and expenses of any nature whatsoever, in law or in equity, which she ever had, now has, or hereinafter may have up to and including the date of this Agreement. This release includes all claims that Employee may have now under any federal, state, or local law, regulation or ordinance, whether now known or unknown or whichever existed or now exist, including, without limitation, all liabilities, rights or claims arising from or in connection with Employee’s employment with Employer and her separation from Employer. This Release includes, but is not limited to, a release of any rights or claims that Employee may have under the Employee Retirement Income Security Act of 1974, as amended; Age Discrimination and Employment Act; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Rehabilitation Act of 1973; Title VII of the Federal Civil Rights Act, the Iowa Civil Rights Act; the Family and Medical Leave Act; any applicable wage payment law; any express or implied contract right; any other regulation or executive order prohibiting employment discrimination; and any other common law or statutory claim not identified above. Employee agrees that this instrument shall be a complete defense to any action or proceedings that may be brought, instituted, or taken against those released with regard to any matter herein released and shall forever be a complete bar to the commencement or prosecution of any action or proceeding whatsoever against those released. Anything herein to the contrary notwithstanding, Employee does not release or waive (i) any claim for indemnification pursuant to Section 6 of the Employment Agreement or otherwise pursuant to applicable law and any claim under directors and officers liability insurance coverage, (ii) Employee’s rights as a stockholder of Employer, (iii) any claims based on grounds arising after the date hereof or (iv) any claim for accrued and vested benefits under any employee benefit plan of Employer or any affiliate in which Employee is a participant.

6.Legal Action. Employee further agrees, promises and covenants to the extent allowed by law, that neither she, nor any person, organization or any other entity acting on her behalf will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary relief or other) against Employer in any court or administrative agency involving her employment with Employer, or any matter which occurred in the past up to the date of this Agreement, or otherwise involving any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Agreement; provided, however, that nothing in this Agreement shall waive Employee’s right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934.

7.Reliance. Employee represents and certifies that she has carefully read and fully understands all of the provisions and effects of this Agreement and that she has voluntarily entered into this Agreement in reliance upon her own knowledge, belief, and judgment and that neither Employer nor its agents, representatives, or attorney have made any representations concerning the terms or effects of this Agreement other than contained herein.

8.Separate Prior Agreement. Employee agrees to abide by the agreement that she signed as an employee of Employer dated November 30, 2018 (“Employee Non-Competition and Confidentiality Agreement”) governing promises relating to confidentiality, non-solicitation of customers and non-competition with Employer and agrees that this promise is a material term of this Agreement. A copy of the Non-Competition and Confidentiality Agreement is attached and incorporated to this Agreement. Employee will destroy or return to Employer all Confidential Information (as defined in the Non-Competition and Confidentiality Agreement) and return all other property belonging to Employer.

9.Terms Confidential. For so long as Employer has not publicly disclosed this Agreement, Employee agrees not to disclose the terms of this Agreement to any person or entity for any reason at any time without the prior written consent of Employer, except for disclosures to her immediate family, her attorneys, for tax purposes to her accountant or tax consultant, state and federal authorities, or as required by law. All such persons to whom Employee discloses such information shall be informed of the confidential nature of the information and shall agree to keep such information confidential.

10.Heirs and Successors Bound by Agreement. This Agreement shall be binding upon Employee and upon Employee’s spouse, heirs, representatives, successors, and assigns, and shall inure to the benefit of Employer and the other Persons Released.

11.Iowa Law Governs. This Agreement is made and entered into in the state of Iowa, and shall in all respects be interpreted, enforced and governed under the laws of the state of Iowa.

12.Severability. Should any provision of this Agreement be declared or be determined by any Court to be to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby.

13.Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

14.Time Periods. Employee has twenty-one (21) days from the date of receiving this document to consider whether or not to execute this Agreement. In the event of such execution, Employee has a further period of seven (7) days from the date of execution in which to revoke such execution, in which case this Agreement shall become null and void and neither party shall have any obligation under this Agreement. This Agreement shall not become effective or enforceable prior to the expiration of such seven (7) day period.

15.Miscellaneous. Employee has read this Agreement and understands its terms and effects. Employee is signing this Agreement knowingly and voluntarily and with the intention of releasing all causes of action, liabilities, rights and claims described above and acknowledges she has been advised in writing to consult, and has had the time and opportunity to consult with competent legal counsel of her selection.

Intending to be bound according to its terms, Employee and Employer have signed this Agreement as of the dates stated below.

RENEWABLE ENERGY GROUP, INC.

By: /s/ Jeffrey Stroburg
Name: Jeffrey Stroburg
Title: Chairman

Employee

By: /s/ Cynthia J. Warner
Name: Cynthia J. Warner

Attachment: Employee Non-Competition and Confidentiality Agreement

EXHIBIT B

Employee Non-Competition and Confidentiality Agreement

B-1

EMPLOYEE NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

This Employee Non-Competition and Confidentiality Agreement (this “Agreement”) is made between RENEWABLE ENERGY GROUP, INC., a Delaware corporation (the “Employer”), and Cynthia Warner (“Employee”).

RECITALS:

A.The Employer and Employee are entering into an “at will” employment relationship, and concurrently with the execution of this Agreement, the Employer and Employee are entering into an employment agreement.

B.The parties wish to set out certain terms and conditions of Employee’s employment with Employer (the Employer and its Affiliates (as hereinafter defined) herein collectively the “Company”), the parties recognizing that Employee may at times be employed by an Affiliate of Employer.

C.The Company’s special knowledge base, skills and competence in the biofuels and renewable chemicals industries are critical to its growth.

D.The Company’s growth and competitiveness in the biofuels and renewable chemicals industries depend on its exclusive possession of, and the non-public nature of, its “Confidential Information” (as hereinafter defined).

E.The Company is engaged in research, development, procurement, sales, marketing, transportation and production of biofuels and renewable chemicals, feedstocks therefore and by- products thereof, and the ownership, lease, acquisition, financing, construction and operation of biofuels and renewable chemicals facilities, both nationally and internationally.

NOW, THEREFORE, in consideration of such employment relationship, and the agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed follows:

1.Covenant Not To Compete. Employee shall not, during Employee’s employment with the Company and for twelve (12) months thereafter, without the prior written consent of the Company, directly or indirectly, own (other than passive investments in publicly traded companies where such investment does not exceed more than one percent (1%) of the total outstanding shares or other equity interests of such company), manage, operate, control, be employed by, participate in, advise or be connected in any manner with the ownership, management, operation or control of a Competing Business. The covenants of Employee contained in this paragraph 1 shall apply to each State and Country in which the Company, either directly or indirectly through Employer or an Affiliate of Employer, conducted its business or otherwise offered any goods, products or services related to its business, which shall include all States in the United States of America, which Employee represents and warrants is the minimum geographical area in which the Company is presently operating and intending to operate.

“Competing Business” is defined as a business engaged in the manufacture, development, sale, or marketing of biodiesel or renewable diesel or any other product or service (a) actively manufactured, developed, sold, or marketed by the Company during Employee’s employment period, so long as it remains so manufactured, developed, sold, or marketed by the Company or (b) which the Company has taken, and continues to take, substantial steps to prepare to test, manufacture, research, develop, fund, sell, market or otherwise target or pursue as a special project or initiative in which Employee had direct or indirect managerial or supervisory responsibility, as of Employee’s termination date. For the avoidance of doubt, employment with, or other provision of services to, an entity or other person that engages in a Competing Business shall not constitute the engagement by Employee in a Competing Business so long as Employee is not involved in activities constituting, and does not in any way assist or advise, directly or indirectly, a Competing Business.

2.Employees, Customers, Suppliers, Etc. Employee shall not, during Employee’s employment with the Company and the period of twelve (12) months following the termination of Employee’s employment, in any manner, directly or indirectly, solicit on behalf of any employer other than the Company the services or employment, or cause any employer other than the Company to engage the services or employ anyone who is then (or who was within the six (6) months prior thereto) an employee, or to induce an independent contractor of the Company to reduce or terminate such independent contractor’s services to the Company or, in connection with a Competing Business, contact or solicit any of the Company’s then past, present or identified potential customers, suppliers or strategic partners or any such customer, supplier, or strategic partner of any facility managed by the Company.

3.Non-Disparagement. Subject to paragraph 5, Employee agrees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically any comment that Employee knows or reasonably should know is critical in any material respect of the Company or any of its directors or officers or is otherwise detrimental in any material respect to the business or financial prospects or reputation of the Company. Subject to paragraph 5, the Company (via any authorized public statement) shall not make, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically any comment that it knows or reasonably should know is critical in any material respect of Employee or is otherwise detrimental in any material respect to Employee’s reputation. Nothing in the foregoing shall preclude any of the parties covered by this paragraph 3 from providing truthful disclosures required by applicable law or legal process.

4.Confidential Information. Subject to paragraph 5, Employee shall not during or after Employee’s employment with the Company, in any manner, directly or indirectly, use or disclose to any third party any Confidential Information except as required in the course of performance of Employee’s employment with the Company and as authorized by the Company in writing. For purposes of this Agreement, the term “Confidential Information” shall be deemed to include, but not limited to, trade secrets, proprietary information, information which derives independent economic value from not being generally known outside the Company and research and data, operating and marketing information, techniques and procedures, customer lists, employee lists, supplier lists, training manuals and procedures, business plans, projections and strategies, pricing information and financial reports of the Company or any of its predecessors, West Central Cooperative, REG, LLC (fka Renewable Energy Group, LLC) and InterWest, L.C. (the “Predecessors”), in any form, which are not generally known to the public.

5.Confidential Disclosure in Reporting Violations of Law or in Court Filings. The parties acknowledge and agree that Employee, and the Company for purposes of paragraph 3, may disclose Confidential Information in confidence, directly or indirectly, to federal, state, or local government officials, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations. Employee, and the Company for purposes of paragraph 3, may also disclose Confidential Information in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal. Nothing in this Agreement is intended to conflict with federal law protecting confidential disclosures of a trade secret to the government or in a court filing, 18 U.SC. § 1833(b), or to create liability for disclosures of Confidential Information that are expressly allowed by 18 U.S.C. § 1833(b).

6.Creations. Employee acknowledges that Employee may conceive of or otherwise create ideas, inventions, original works of authorship, product designs, logos, brand names, trade or service marks, and/or other similar or related items during the course of Employee’s employment (“Creations”). To the extent that any such Creations relate to the Company’s or Predecessors’ business or their customers or customer’s business, Employee hereby assigns to the Company all rights, titles and interests in any such Creations, including, without limitation, all patent, trade secret, trademark, service mark, trade dress, copyright and other intellectual property and similar or related rights.

During the term of Employee’s employment by the Company and for the period of one

(1) year following termination of employment by Employer and any of its Affiliates with or without cause, employee shall promptly disclose in writing to the Company all such intellectual property and other similar or related rights conceived or made by Employee, either solely or in concert with others.

Employee shall, at the Company’s request and expense, execute specific assignments to any and all such intellectual property and other similar or related rights and execute, acknowledge and deliver such other documents and take all such further action as may be requested by the Company, at any time during or subsequent to the period of Employee’s employment with the Company, to obtain, procure, prosecute, transfer, assign, enforce, or defend any and all national or international intellectual property and/or other similar or related rights assigned hereby to the Company.

Without diminishing in any way the rights granted to the Company, where lawful, if a Creation is described in a patent application or is disclosed to a third party by Employee within six
(6) months after Employee’s termination of employment with the Company, Employee agrees that it is to be presumed that the Creation was conceived, made, developed, acquired or created by Employee during the period of employment by the Company, unless Employee can prove otherwise.

7.Return of Property. All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations, recordings, or correspondence, whether visually perceptible, machine-readable or otherwise, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing, and all physical items related to the business of the Company, whether of a public nature or not, and whether prepared by Employee or not, are and shall remain the exclusive property of the Company, and shall not be removed from its premises, except as required in the course of Employee’s employment by the Company, without the prior written consent of the Company. Such items, including any copies or other reproductions thereof, shall be promptly returned by Employee to the Company at any time upon the written request of the Company (or, if requested by the Company, destroyed by Employee).

8.Scope; Injunction. Employee agrees that the covenants contained in this Agreement are reasonable in scope, area and duration and are necessary in furtherance of the legitimate interests of the Company in protecting its business. Employee represents and warrants that Employee has available to Employee sufficient other means of support and that observance of the covenants contained in this paragraph will not deprive Employee of the ability to earn a livelihood or to support Employee’s dependents. Employee acknowledges and agrees that the services rendered by Employee to the Company, and the information disclosed to Employee during and by virtue of Employee’s employment, are of a special, unique and extraordinary character. In the event of the breach of this Agreement, Employee acknowledges and agrees that irreparable injury will result to the Company and that injunctive relief to restrain the violation of this Agreement is appropriate in addition to any other remedies to which the Company may be entitled at law or in equity, all remedies being cumulative and not exclusive. In addition, Employee shall defend, indemnify and hold the Company and its directors, officers, shareholders, employees and agents, harmless from and against any claim, demand, proceeding, loss, liability, damage, cost or expense, including court costs and attorneys’ fees, arising in connection with or resulting from any willful material breach of warranty, misrepresentation or nonfulfillment of any agreement on the part of Employee under this Agreement whether that claim, demand or proceeding is brought by the Employer, an Affiliate of Employer or a third party.

9.No Guarantee of Employment. This Agreement does not confer upon Employee any rights to continue in the employ or service of the Company. Except as may be provided in a separate written agreement, Employee’s employment with or service for the Company is “at will” and Company or Employee may terminate Employee’s employment at any time, for any reason or no reason, with or without cause or notice.

10.Change of Employer. Employee acknowledges that in the event Employee’s employment changes from Employer to an Affiliate of Employer, that such change of employment shall be considered to be an assignment of this Agreement to such new employer, consented to by Employee without further action on Employee’s part. Employee acknowledges that the Employer and any Affiliate of Employer subsequently employing Employee shall have the right to enforce any rights hereunder. Actions which may be taken by the Company hereunder may be exercised by the President of the Employer (or of any Affiliate of Employer subsequently employing Employee) or the Board of the Employer (if Employee serves as the President of the Employer).

11.Miscellaneous. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matters hereof, and supersedes all negotiations, preliminary agreements and all prior and contemporaneous discussions and understandings of the parties in connection with the subject matters hereof. No amendment, waiver, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed or initialed by each of the parties hereto. Waiver of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect. In the event any provision of this Agreement is held invalid, illegal or unenforceable, in whole or in part, the remaining provisions of this Agreement shall not be affected thereby and shall continue to be valid and enforceable. If, for any reason, a court finds that any provision of this Agreement is invalid, illegal or unenforceable as written, but that by limiting such provision it would become valid, legal and enforceable, then such provision shall be deemed to be written and shall be construed and enforced as so limited. In addition, in the event a court determines any provision of this Agreement unenforceable under the laws of its jurisdiction, this Agreement shall not be deemed unenforceable under the laws and regulations of any other jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the state of Iowa without regard to conflicts of laws principles. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of any United States Federal court sitting in Iowa in any action or proceeding arising out of or relating to this Agreement or any agreement, document or instrument contemplated hereby, and each party hereby irrevocably agrees that all claims and counterclaims in respect of such action or proceeding may be heard and determined in any such United States Federal court. Each of the parties irrevocably waives any objection, including without limitation, any objection to the laying of venue or based on the grounds of forum non convenience, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. Each of the parties irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Iowa by the delivery of copies of such process to each party at its address specified herein or by certified mail directed to such address. Words and phrases herein shall be construed as in the singular or plural number and as masculine, feminine or neuter gender, according to the context. The titles or captions of paragraphs of this Agreement are provided for convenience of reference only and shall not be considered a part hereof for purposes of interpreting or applying this Agreement and such titles or captions do not define, limit, extend, explain or describe the meaning, scope or extent of this Agreement or any of its terms or conditions. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than Employee, Employer and Employer’s Affiliates who may subsequently employ Employee (and their respective heirs, legal representatives, successors and assigns), any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in making proof hereof, it shall not be necessary to produce or account for more than one such counterpart. Those provisions and obligations of this Agreement which are intended to survive shall survive notwithstanding termination of Employee’s employment with the Company.

“Affiliate” means, for purposes of this Agreement, Renewable Energy Group, Inc. (if not the Employer), and any corporation, limited liability company or other entity directly or indirectly controlled by, or under common control with, Renewable Energy Group, Inc. as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such entity, whether through the ownership of voting securities or by contract or otherwise.

[Signature Page to Warner Employee Non-Competition and Confidentiality Agreement]

IN WITNESS WHEREOF, the Employer and Employee have executed this Agreement on the dates set forth below their respective signatures.
RENEWABLE ENERGY GROUP, INC.

By: /s/ Jeffrey Stroburg
Name: Jeffrey Stroburg
Title: Chairman

Employee

By: /s/ Cynthia J. Warner
Name: Cynthia J. Warner